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                                  EXHIBIT 99.1


Contact:      Glen Jackson/Brian Brodrick
              (404) 724-2505/2513
              Jackson Spalding

                      FLOORING AMERICA FILES FOR CHAPTER 11

             FILING PROVIDES FLEXIBILITY AND TIME TO PLAN FOR FUTURE

ATLANTA, June 15 - Flooring America, Inc. (NYSE:FRA) today filed a petition for reorganization under Chapter 11 with the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division.

According to Chairman and CEO David Nichols, the filing was a necessary first step in the company's reorganization plans.

"The filing is the right strategic move for us at this point in our rebuilding process," said Nichols. "It provides us the flexibility and breathing room necessary to begin implementing our reorganization plan."

Today Nichols appointed Michael Cherico president of both Flooring America and GCO Carpet Outlet (GCO). Cherico was previously president of GCO, Inc., a large franchise of Flooring America, and was instrumental in leading GCO's business turnaround the last three years. Cherico has extensive franchise and retail experience. Nichols will remain as chairman and CEO of Flooring America.

"Under Mike Cherico's leadership, our vision at Flooring America is to have the premier franchise system in our industry," said Nichols. "We are all striving to have a company that will be lean and mean and profitable. We took the first step is this intense effort today. All in all, we believe we can turn the company around. It will take enormous effort, but we can do it."

According to Nichols, Ron Dunn will continue as president of Carpets Plus. Nichols said Flooring America will lay off a significant number of its staff of 300 at the corporate headquarters in Kennesaw.

Petitions also have been filed with the court by all of the company's operating subsidiaries.

Statements included in this press release that are not historical in nature, are intended to be, and are hereby identified as "forward looking statements" for the purposes of the safe harbor provided by Section 21 of the Securities and Exchange Act of 1934. Flooring America cautions readers that actual results or events may differ from those indicated in forward-looking statements.

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Headquartered in the Atlanta suburb of Kennesaw, Flooring America, Inc. is the nation's largest dedicated retailer of floor covering. Flooring America's stores offer a complete selection of carpet, ceramic tile, hardwood, vinyl and resilient surfaces from the industry's leading manufacturers. Flooring America's retail network includes more than 1,000 locations including 281 company-owned stores. Flooring America's common shares are traded on the New York Stock Exchange under the symbol "FRA".

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